Exhibit 99.1

Miller Exploration Company Today Announces 3rd Quarter 2003 Financial Results

TRAVERSE CITY, Michigan—(PRNewswire)—November 11, 2003—Miller Exploration Company (Nasdaq: MEXP), the “Company” or “Miller” today announces 3rd quarter 2003 financial results.

CHANGE IN BUSINESS PLAN AND MERGER PROPOSAL

Beginning in mid 2002, the Company changed its business plan from a focus on exploration and development activities to pursuing opportunities involving strategic joint ventures, the sale of the Company, or the sale of its assets. For a variety of reasons, the Board of Directors determined that this shift in direction was in the best interest of the shareholders of the Company. This exhaustive effort has culminated in the execution of a merger agreement with Edge Petroleum Corporation (“Edge”) that was approved by the Company’s Board of Directors on May 28, 2003 pursuant to which a wholly owned subsidiary of Edge will merge with and into Miller and Miller will become a subsidiary of Edge (the “Merger”). Due to the change in business plan and pending Merger, exploration and development activities have been curtailed; the Company’s exploration office in Jackson, Mississippi has been closed and employees located there terminated; and there have been increases in certain corporate overhead costs such as severance costs and office closure expenses and reductions achieved in certain other areas such as rent and office equipment and supplies. The Company has also incurred legal and other third party costs to date totaling in excess of $225,000 that have been capitalized pending the outcome of the Merger. If the Merger is approved, the Company anticipates additional merger related costs such as employee severance and retention payments, success fee for investment bankers and other professional fees.

On October 31, 2003, Edge filed with the Securities and Exchange Commission, Amendment No. 3 to Form S-4. Included in the Form S-4 is notice of the special meeting of the Company’s and Edge’s shareholders scheduled for December 4, 2003 for the Company’s shareholders of record on October 6, 2003 to vote on the proposed Merger.

THIRD QUARTER 2003 FINANCIAL RESULTS

Oil and natural gas revenues for the quarter ended September 30, 2003 increased 20% to $2.5 million from $2.1 million for the comparable period in the prior year. The revenues for the quarter ended September 30, 2003 and 2002 include approximately $(0.03) and $(0.1) million of hedging losses, respectively. Production volumes for the quarter ended September 30, 2003, decreased 21% to 489 MMcfe from 621 MMcfe for the comparable period in the prior year. As a result of the change in the business plan and the potential Merger, the Company has incurred minimal capital expenditures and has not pursued exploration and development activities in 2003. Due to this reduced drilling activity, oil and gas production continued a downward trend since no reserve discoveries have been made in 2003 to offset normal depletion. Production declines are also due to the sale of the Company’s Alabama properties. Revenues increased as a result of much higher commodity prices during the quarter ended September 30, 2003 compared to the same quarter of the prior year. Average realized oil prices for the quarter ended September 30, 2003, increased 22% to $26.78 per barrel from $21.92 per barrel experienced during the comparable period of 2002. Realized natural gas prices for the quarter ended September 30, 2003, increased 63% to $5.20 per Mcf from $3.19 per Mcf for the comparable period of the prior year.

Lease operating expenses (“LOE”) and production taxes for the quarter ended September 30, 2003 remained substantially unchanged at $0.4 million from the quarter ended September 30, 2002. The LOE component for the quarter ended September 30, 2003, decreased slightly from the comparable period in the prior year, due primarily to rework expenses incurred in 2002. Production taxes for the quarter ended September 30, 2003, increased by an offsetting amount due to the exemption from the State of Mississippi production tax that applied to certain properties in 2002, but not in 2003.

Depreciation, depletion and amortization (“DD&A”) expense for the quarter ended September 30, 2003, remained unchanged at $1.4 million, compared to the same period in the prior year.

General and administrative expenses (“G&A”) for the quarter ended September 30, 2003, remained unchanged at $0.4 million compared to the same period of 2002. Cost savings realized from staff reductions associated with the closing of the Company’s Houston, Texas, office in February 2003 and Jackson, Mississippi, office in June 2003 have been offset by severance payments and a significant reduction in the amount of G & A costs that were capitalized into the Company’s full cost pool.

The Company has recognized a $0.6 million cost ceiling writedown at September 30, 2003. The writedown is primarily attributable to lower commodity prices at September 30, 2003, compared to previous quarters in 2003. The Company had no cost ceiling writedown for the quarter ended September 30, 2002.

Interest expense for the quarter ended September 30, 2003 decreased 83% to $24,000 from $145,000 for the comparable period in the prior year. This decrease is primarily attributable to the extinguishment of the Veritas Note and the fact that the Company’s credit facility was paid off in March 2003. Interest expense for the third quarter of 2003 consists of interest paid to royalty owners on suspended oil and gas revenue distributions.

Net income (loss) for the quarters ended September 30, 2003 and, 2002 were unchanged at $(0.3) million, as a result of the factors described above.

Miller is an independent oil and gas exploration and production company with established exploration efforts concentrated primarily in the Mississippi Salt Basin and the Blackfeet Reservation in Montana. Miller emphasizes the use of 3-D seismic data analysis and imaging, as well as other emerging technologies, to explore for and develop oil and natural gas in its core exploration areas. Miller is the successor to the independent oil and natural gas exploration and production business first established in Michigan by members of the Miller family in 1925. Miller’s common shares trade on the NASDAQ Small Cap Market under the symbol MEXP.

Except for the historical data herein, the matters discussed in this press release are opinions, expectations of future plans, assumptions, and estimates that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to a wide range of risks and uncertainties, and there is no assurance that the Company’s goals, estimates and expectations will be realized. Any number of important factors could cause actual results to differ materially from those in the forward looking statements, including but not limited to the volatility of oil and gas prices and changes in oil and gas drilling and acquisition programs, operating risks, production rates, reserve replacement, reserve estimates, the effect of the Company’s hedging activities, the actions of customers and competitors, government regulations, changes in general economic conditions, and the state of domestic capital markets and uncertainties more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.

CONTACT:	Miller Exploration Company P.O. Box 348 Traverse City, MI 49685-0348 Phone: (231) 941-0004 Fax: (231) 941-8312	Kelly E. Miller, President & CEO kmiller@mexp.com www.mexp.com Deanna Cannon, CFO dcannon@mexp.com

Miller Exploration Company

Consolidated Statement of Operations

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES
Natural Gas	$1,982	$1,501	$6,965	$5,299
Crude Oil and Condensate	482	548	1,870	2,330
Other Operating Revenues	16	37	53	142

Total Operating Revenues	2,480	2,086	8,888	7,771

OPERATING EXPENSES
Lease Operating Expenses & Production Taxes	430	425	1,487	1,353
Depreciation, Depletion and Amortization	1,367	1,415	4,515	5,929
General and Administrative	396	389	1,684	1,554
Cost Ceiling Writedown	600	—	600	7,000

Total Operating Expenses	2,793	2,229	8,286	15,836

OPERATING INCOME	(313)	(143)	602	(8,065)

INTEREST EXPENSE	(24)	(145)	(48)	(547)

INCOME (LOSS) BEFORE INCOME TAXES	(337)	(288)	554	(8,612)

INCOME TAX PROVISION (CREDIT)	—	—	—	(5,743)

NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(337)	(288)	554	(2,869)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	(450)	—

NET INCOME (LOSS)	$(337)	$(288)	$104	$(2,869)

Earnings (Loss) Per Share
Basic	$(0.16)	$(0.14)	$0.05	$(1.45)
Diluted	$(0.16)	$(0.14)	$0.05	$(1.45)
Shares Basic	2,062	1,990	2,053	1,978
Shares Diluted	2,062	1,990	2,130	1,978
Gas Production (Mmcf)	381	471	1,201	1,743
Oil Production (Mbo)	18	25	66	115
Equivalent Production (Mmcfe)	489	621	1,597	2,433
Unit Price Gas	$5.20	$3.19	$5.80	$3.04
Unit Price Oil	$26.78	$21.92	$28.33	$20.26
Unit Price Mcfe	$5.04	$3.30	$5.53	$3.14
Average Costs ($ per Mcfe)
Lease Operating Expenses & Production Taxes	$0.88	$0.68	$0.93	$0.56
Depletion, Depreciation and Amortization	$2.80	$2.28	$2.83	$2.44
General and Administrative	$0.81	$0.64	$1.05	$0.64